EXHIBIT 99.1
ATHEROGENICS, INC.

FOR IMMEDIATE RELEASE

AtheroGenics Reports Second Quarter 2008 Financial Results

ATLANTA, GA – August 5, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2008.

During the second quarter and six months ended June 30, 2008, AtheroGenics recorded no revenues, as compared to $30.3 million and $41.7 million, respectively, for the same periods in 2007. Revenues in 2007 were associated with the Company’s License Agreement with AstraZeneca for AGI-1067, which was terminated last year.

Research and development expenses for the second quarter of 2008 decreased to $8.5 million as compared to $22.3 million for the same period in 2007.  For the six months ended June 30, 2008, research and development expenses decreased to $17.7 million, compared to $42.3 million for the same period in 2007.  The decrease in the quarter and six-month periods was primarily due to decreased expenditures for the ARISE and FOCUS Phase 3 clinical trials, which have since been concluded, and lower personnel costs resulting from the Company’s organizational restructuring in May 2007. Partially offsetting these declines were clinical trial expenditures for the ANDES Phase 3 clinical trial which commenced in the second half of 2007.

Marketing, general and administrative expenses for the second quarter of 2008 decreased to $2.9 million, as compared to $3.6 million for the same period in 2007.  For the six months ended June 30, 2008, marketing, general and administrative expenses decreased to $6.1 million as compared to $7.5 million for the same period in 2007.  The decrease in the quarter and year-to-date periods is primarily a reflection of lower personnel costs and professional fees.

Restructuring and impairment expense in the second quarter and six months ended 2007 represents the write-off of impaired manufacturing assets, as a result of the transition of commercial manufacturing activities from AstraZeneca, as well as severance and asset impairment costs from an organizational restructuring that was undertaken in the second quarter of 2007.

Interest and other income decreased to $481,000 in the second quarter of 2008 from $1.6 million reported for the comparable period in 2007.  For the six months ended June 30, 2008, interest and other income decreased to $1.4 million as compared to $3.5 million reported for the same period in 2007. The decrease is due to reduced levels of invested cash and lower interest rates.

Interest expense for the second quarter of 2008 was $3.4 million, as compared to $2.1 million for the same period in 2007.  For the six months ended June 30, 2008, interest expense increased to $6.8 million as compared to $4.2 million for the same period in 2007. The increase in interest expense for both periods was primarily due to the additional debt incurred as a result of an exchange, in the third quarter of 2007, of $38.0 million of 4.5 percent convertible notes due in 2008 for $60.4 million of 4.5 percent convertible notes due in 2011, as well as the accretion of the discount recorded in connection with the new notes.

AtheroGenics reported a net loss of $14.3 million, or $0.36 per share, for the second quarter of 2008, as compared to $6.1 million, or $0.16 per share, for the same period in 2007.  For the six months ended June 30, 2008, AtheroGenics reported a net loss of $29.2 million, or $0.74 per share, as compared to $18.8 million, or $0.48 per share, for the comparable period in 2007.

At June 30, 2008, AtheroGenics reported total cash, cash equivalents and short-term investments of approximately $66.2 million.

“We were pleased to report recently that our ANDES Phase 3 clinical trial of AGI-1067 for the treatment of Type 2 diabetes met the primary endpoint and showed a dose response in reducing A1c, a key measure of blood glucose control,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “Based on the results of this successful trial, AtheroGenics intends to rapidly move forward with development of AGI-1067.”

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied for the treatment of diabetes and has completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Conference Call and Webcast Information
AtheroGenics will be hosting a conference call and webcast on Tuesday, August 5, 2008, at 9:00 a.m. EDT to discuss second quarter financial results and to provide a company update.

Conference Call Details:
(877) 407-8031 (U.S.)
(201) 689-8031 (International)

Replay Access:
(877) 660-6853 (U.S.)
(201) 612-7415 (International)
Conference ID: 292374- Account #286
The conference call replay will be available until August 12, 2008.

Webcast Details:
To access the webcast, please go to http://www.atherogenics.com/investor/index.html.
The webcast will be available until November 6, 2008 on AtheroGenics’ website www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release.  An example of a forward looking statement in this press release includes our intention to rapidly move forward with development of AGI-1067.  This and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of clinical trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
License fees	$—	$20,833,333	$—	$27,083,333
Research and development	—	9,425,371	—	14,636,623
Total revenues	—	30,258,704	—	41,719,956

Operating expenses:
Research and development	8,463,710	22,330,198	17,713,772	42,294,473
Marketing, general and administrative	2,926,498	3,587,195	6,061,657	7,532,698
Restructuring and impairment costs	—	9,996,332	—	9,996,332
Total operating expenses	11,390,208	35,913,725	23,775,429	59,823,503

Operating loss	(11,390,208)	(5,655,021)	(23,775,429)	(18,103,547)
Interest and other income	480,724	1,604,120	1,374,361	3,487,803
Interest expense	(3,421,158)	(2,087,780)	(6,821,468)	(4,175,561)
Net loss	$(14,330,642)	$(6,138,681)	$(29,222,536)	$(18,791,305)

Net loss per share -
basic and diluted	$(0.36)	$(0.16)	$(0.74)	$(0.48)

Weighted average shares
outstanding – basic and diluted	39,518,492	39,498,338	39,518,492	39,483,280

Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$66,214,524	$92,875,420
Working capital	27,047,632	50,229,551
Total assets	72,408,498	103,139,028
Current portion of long-term debt	30,500,000	35,968,750
Long-term obligations, less current portion	254,551,972	252,163,102
Accumulated deficit	(440,688,351)	(411,465,815)
Total shareholders’ deficit	(222,166,615)	(195,594,625)

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com
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